Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 1 DATED FEBRUARY 14, 2020

TO THE PROSPECTUS DATED FEBRUARY 3, 2020

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated February 3, 2020 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to disclose our acquisition of a multifamily portfolio.

Multifamily Portfolio Acquisition

On February 13, 2020, we acquired a fee-simple interest in an affordable housing multifamily portfolio (“Southeast Affordable Housing Portfolio”) for $460.9 million, excluding closing costs. The Southeast Affordable Housing Portfolio comprises 18 separate multifamily communities with a total of 3,336 units. The Southeast Affordable Housing Portfolio has an occupancy of 96% as of the closing. The Southeast Affordable Housing Portfolio is predominantly located in high-growth Sunbelt markets that have significant overlap with our existing multifamily properties. For example, over 50% of the Southeast Affordable Housing Portfolio is located in Orlando, Jacksonville, Raleigh, and Charlotte, which are all top 10 markets for projected population growth over the next five years according to Nielsen. Additionally, we believe that affordable housing communities provide strong downside protection with rents that rise in tandem with median incomes, which are projected to grow in these markets.

SREIT-SUP1-0220

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